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                                                                    EXHIBIT 11.1


                        AMERICAN COIN MERCHANDISING, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                           Three Months Ended
                                                                March 31,
                                                           1999          1998
                                                        ----------    ----------
Net earnings .......................................    $  173,000    $1,185,000
                                                        ==========    ==========

Common shares outstanding at beginning of period ...     6,475,069     6,452,904

    Effect of shares issued during the period ......            --         4,322
                                                        ----------    ----------

Basic weighted average common shares ...............     6,475,069     6,457,226

Incremental shares from assumed conversions:

    Stock options ..................................         2,782       163,520
    Warrants .......................................            --        28,494
                                                        ----------    ----------

Diluted weighted average common shares .............     6,477,851     6,649,240
                                                        ==========    ==========

    Basic earnings per share .......................    $     0.03    $     0.18

    Diluted earnings per share .....................    $     0.03    $     0.18